Exhibit 4.5.15

1677932 ONTARIO LIMITED

as Obligor

and

BNP PARIBAS (CANADA)

as Security Agent

SECURITY AGREEMENT

December 21, 2005

STIKEMAN ELLIOTT LLP

SECURITY AGREEMENT

Security Agreement dated as of December 21, 2005 and made by 1677932 Ontario Limited, to and in favour of BNP Paribas (Canada) as Security Agent for the benefit of the Finance Parties and the Euro MTN Secured Parties.

RECITALS:

(a)           The Finance Parties have agreed to make certain credit facilities available to Hertz Canada Limited, as Canadian Borrower, on the terms and conditions contained in the Facilities Agreement; and

(b)           It is a condition precedent to the extension of credit to Hertz Canada Limited under the Facilities Agreement that the Obligor execute and deliver this Agreement in favour of the Security Agent as security for the Secured Obligations.

In consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Obligor agrees as follows.

ARTICLE 1
INTERPRETATION

Section 1.1                Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“ABL Facility” means (i) the credit agreement dated on or about the date hereof among, inter alia, Hertz Equipment Rental Corporation, The Hertz Corporation, Matthews Equipment (as defined below) and Western Shut-Down (1995) Ltd., as borrowers, and Deutsche Bank AG, as administrative agent, and the other financial parties thereto as lenders, and (ii) the other loan and security documentation relating to such credit agreement.

“Agreement” means this security agreement.

“Collateral” has the meaning specified in Section 2.1.

“Euro MTNs” means the Euro Medium-Term Notes of Hertz Finance Centre PLC and/or The Hertz Corporation, issued and outstanding on the date hereof pursuant to the Euro MTN Fiscal Agency Agreement.

“Euro MTN Fiscal Agency Agreement” means the Amended and Restated Fiscal Agency Agreement, dated as of July 16, 2004, among The Hertz Corporation, Hertz Finance Centre PLC, JPMorgan Chase Bank and J.P. Morgan Bank Luxembourg S.A.

“Euro MTN Secured Parties” means any persons who are entitled to, or are the beneficiaries of, any of the benefits in respect of the Euro MTN Obligations.

“Euro MTN Obligations” means all obligations, if any, of the Obligor under the Euro MTNs and the Euro MTN Fiscal Agency Agreement, and any obligations of the Obligor under the Finance Documents for the benefit of the holders of the Euro MTNs, whether for principal, interest (including interest, which but for the filing of a petition in bankruptcy with respect to the Obligor, would have accrued on any Euro MTN Obligation, whether or not a claim is allowed against the Obligor for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Facilities Agreement” means the senior bridge facilities agreement dated on or about the date hereof, among, inter alia, the Parent, the Original Borrowers, the Original Guarantors, the Mandated Lead Arrangers, the Co-Arranger, the Joint Bookrunners, the Facility Agent, the Global Coordinator and the Banks, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Facility Agent, Arrangers or Banks.

“Governmental Entity” means any international tribunal, agency, body commission or other authority, any government, executive, parliament, legislature or local authority, or any governmental entity, ministry, department or agency or regulatory authority, court, tribunal, commission or board of or within Canada, or any other foreign jurisdiction, or any political subdivision of any thereof or any authority having jurisdiction therein or any quasi governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vii) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; and (viii) any other intellectual property and industrial property.

“Instruments” means (i) a bill, note or cheque within the meaning of the Bills of Exchange Act (Canada) or any other writing that evidences a right to the payment of money and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment, or (ii) a letter of credit and an advice of credit if the letter or advice states that it must be surrendered upon claiming payment thereunder, or (iii) chattel paper or any other writing that evidences both a monetary obligation and a security interest in or a lease of specific goods, or (iv) documents of title or any other writing that purports to be issued by or addressed to a bailee and purports to cover such goods in the bailee’s possession as are identified or fungible portions of an identified mass, and that in the ordinary course of business is treated as establishing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers, or (v) any document or writing commonly known as an instrument.

“Matthews Equipment” means Matthews Equipment Limited, a corporation amalgamated and existing under the laws of the Province of Ontario.

“Obligor” means 1677932 Ontario Limited, a corporation incorporated and existing under the laws of the Province of Ontario, and its successors and permitted assigns.

“Person” means a natural person, partnership, joint stock company, trust, unincorporated association, joint venture or other entity, Governmental Entity, and pronouns have a similarly extended meaning.

“Registrable Intellectual Property” means any Intellectual Property in respect of which ownership, title, security interests, charges or encumbrances are capable of registration, recording or notation with any Governmental Entity pursuant to applicable laws.

“Restricted Asset” has the meaning specified in Section 2.4(1).

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of Hertz Canada Limited to the Finance Parties (or any of them) under the Finance Documents (or any of them).

“Secured Obligations” has the meaning specified in Section 2.2(a).

“Securities” means:

(a)           a document that is (i) issued in bearer, order or registered form, (ii) of a type commonly dealt in upon securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment, (iii) one of a class or series or by its terms is divisible into a class or series of documents, and (iv) evidence of a share, participation or other interest in property or in any enterprise or is evidence of an obligation of the issuer and includes an uncertificated security; and

(b)           a share, participation or other interest in a Person;

but excludes

(c)           any ULC Shares; and

(d)           any shares in the capital of Matthews Equipment.

“Security Agent” means BNP Paribas (Canada) acting as Canadian security agent for the Finance Parties and any successor Canadian security agent appointed under the Facilities Agreement and its successors and permitted assigns.

“Security Interest” has the meaning specified in Section 2.2.

“ULC Shares” means shares in any unlimited company at any time owned or otherwise held by the Obligor.

Section 1.2            Interpretation.

(1)           Terms defined in the Personal Property Security Act (Ontario) and used but not otherwise defined in this Agreement have the same meanings.  Capitalized terms used in this Agreement but not defined have the meanings given to them in the Facilities Agreement.

(2)           Any reference in any Finance Document to Encumbrances permitted by the Facilities Agreement and any right of the Obligor to create or suffer to exist Encumbrances permitted by the Facilities Agreement are not intended to and do not and will not subordinate the Security Interest to any such Encumbrance or give priority to any Person over the Finance Parties.

(3)           In this Agreement the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”.  The expressions “Article”, “Section” and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Agreement.

(4)           Any reference in this Agreement to gender includes all genders.  Words importing the singular number only include the plural and vice versa.

(5)           The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation.

(6)           The schedules attached to this Agreement form an integral part of it for all purposes of it.

(7)           Any reference to this Agreement, any Finance Document or any Security Document refers to this Agreement or such Finance Document or Security Document as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented and includes all schedules attached to it.  Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended or re-enacted.

ARTICLE 2
SECURITY

Section 2.1            Grant of Security.

Subject to Section 2.4, the Obligor grants to the Security Agent, for the benefit of the Finance Parties, a security interest in, and assigns, mortgages, charges, hypothecates and pledges to the Security Agent, for the benefit of the Finance Parties and the Euro MTN Secured Parties, all of the property and undertaking of the Obligor now owned or hereafter acquired and all of the property and undertaking in which the Obligor now has or hereafter acquires any interest (collectively, the “Collateral”) including all of the Obligor’s:

(a)           present and after-acquired personal property;

(b)           inventory including Core Country Fleet and other goods held for sale, lease or resale, goods furnished or to be furnished to third parties under contracts of lease, consignment or service, goods which are raw materials or work in process, goods used in or procured for packing and materials used or consumed in the business of the Obligor;

(c)           equipment, machinery, furniture, fixtures, plant, vehicles and other goods of every kind and description and all licences and other rights and all related records, files, charts, plans, drawings, specifications, manuals and documents;

(d)           accounts due or accruing (including all Vehicle Manufacturer Receivables, Vehicle Dealer Receivables, Rebate Receivables, Insurance Receivables and VAT Receivables) and all related agreements, books, accounts, invoices, letters, documents and papers recording, evidencing or relating to them;

(e)           money, documents of title and chattel paper;

(f)            Instruments and Securities, including the Instruments and Securities listed in Schedule       ;

(g)           intangibles including all security interests, goodwill, choses in action, contracts, contract rights, licenses and other contractual benefits (including those under any Buy-Back Agreements, Designated Obligor Intercompany Loan Agreement and Designated Obligor Charge;

(h)           Intellectual Property including the Registrable Intellectual Property listed in Schedule       ;

(i)            all substitutions and replacements of and increases, additions and, where applicable, accessions to the property described in Section 2.1(a) through Section 2.1(h) inclusive; and

(j)            all proceeds in any form derived directly or indirectly from any dealing with all or any part of the property described in Section 2.1(a) through Section 2.1(i) inclusive, including the proceeds of such proceeds,

Section 2.2            Secured Obligations.

The security interest, assignment, mortgage, charge, hypothecation and pledge granted by this Agreement (collectively, the “Security Interest”) secures the payment and performance of:

(a)           (i) the Secured Liabilities, and (ii) all Euro MTN Obligations (collectively, the “Secured Obligations”); and

(b)           For greater certainty, the Secured Obligations shall include all expenses, costs and charges incurred by or on behalf of the Finance Parties in connection with this Agreement, the Security Interest or the Collateral, including all legal fees, court costs, receiver’s or agent’s remuneration and other expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realizing, collecting, selling, transferring, delivering or obtaining payment for the Collateral, and of taking, defending or participating in any action or proceeding in connection with any of the foregoing matters or otherwise in connection with the Finance Parties’ interest in any

Collateral, whether or not directly relating to the enforcement of this Agreement or any other Finance Document (collectively, the “Expenses”).

Section 2.3            Attachment.

(1)           The Obligor acknowledges that (i) value has been given, (ii) it has rights in the Collateral (other than after-acquired Collateral), (iii) it has not agreed to postpone the time of attachment of the Security Interest, and (iv) it has received a copy of this Agreement.

(2)           If any Securities or Instruments are now or at any time become evidenced, in whole or in part, by uncertified securities registered or recorded in records maintained by or on behalf of the issuer thereof in the name of a clearing agency or a custodian or of a nominee of either, the Obligor will, at the request of the Security Agent, cause an appropriate entry to be made in the records of the clearing agency or custodian to record the interest of the Security Agent in such Securities or Instruments created pursuant to this Agreement.

(3)           The Obligor shall deliver to and deposit with the Security Agent any and all certificates evidencing the Securities listed in Schedule       , each accompanied by a stock power duly endorsed in blank for transfer.  The Obligor shall also deliver to and deposit with the Security Agent the Instruments listed in Schedule       .

(4)           If the Obligor acquires any Securities or any Instruments, the Obligor will notify the Security Agent in writing and provide the Security Agent with a revised Schedule A recording the acquisition and particulars of such Instruments or Securities within 15 days after such acquisition.  Upon request by the Security Agent, the Obligor will promptly deliver to and deposit with the Security Agent any such Securities or Instruments as security for the Secured Obligations, each accompanied by a stock transfer power of attorney duly endorsed in blank for transfer.  The Obligor will also promptly inform the Security Agent in writing of the acquisition by the Obligor of any ULC Shares.

(5)           At the request of the Security Agent, the Obligor will (i) cause the transfer of any Securities or Instruments to the Security Agent to be registered wherever such registration may be required or advisable in the reasonable opinion of the Security Agent, (ii) duly endorse any such Securities or Instruments for transfer in blank or register them in the name of the Security Agent or its nominee or otherwise as the Security Agent may reasonably direct, and (iii) immediately deliver to the Security Agent any and all consents or other documents which may be necessary to effect the transfer of any such Securities or Instruments to the Security Agent or any third party.

(6)           The Obligor will promptly notify the Security Agent in writing of the acquisition by the Obligor of any Registrable Intellectual Property.  The Obligor will provide the Security Agent with a revised Schedule        recording the acquisition and particulars of such additional Intellectual Property.

Section 2.4            Scope of Security Interest.

(1)           To the extent that an assignment of amounts payable and other proceeds arising under or in connection with, or the grant of a security interest in any agreement, licence, permit or quota of the Obligor would result in the termination of such agreement, licence, permit or quota (each, a “Restricted Asset”), the Security Interest with respect to each Restricted Asset will constitute a trust created in favour of the Security Agent, for the benefit of the Finance Parties, pursuant to which the Obligor holds as trustee all proceeds arising under or in connection with the Restricted Asset in trust for the Security Agent, for the benefit of the Finance Parties, on the following basis:

(a)           subject to the Facilities Agreement, until the Security Interest is enforceable the Obligor is entitled to receive all such proceeds; and

(b)           whenever the Security Interest is enforceable, (i) all rights of the Obligor to receive such proceeds cease and all such proceeds will be immediately paid over to the Security Agent for the benefit of the Finance Parties, and (ii) the Obligor will take all actions requested by the Security Agent to collect and enforce payment and other rights arising under the Restricted Asset.

The Obligor will use all commercially reasonable efforts to obtain the consent of each other party to any and all Restricted Assets to the assignment of such Restricted Asset to the Security Agent in accordance with this Agreement.  The Obligor will also use all commercially reasonable efforts to ensure that all agreements entered into on and after the date of this Agreement expressly permit assignments of the benefits of such agreements as collateral security to the Security Agent in accordance with the terms of this Agreement.

(2)           The Security Interest with respect to trade-marks constitutes a security interest in, and a charge, hypothecation and pledge of, such Collateral in favour of the Security Agent for the benefit of the Finance Parties, but does not constitute an assignment of such Collateral to the Security Agent or any Finance Party.

(3)           Until the Security Interest is enforceable, the grant of the Security Interest in the Intellectual Property does not affect in any way the Obligor’s rights to commercially exploit the Intellectual Property, defend it, enforce the Obligor’s rights in it or with respect to it against third parties in any court or claim and be entitled to receive any damages with respect to any infringement of it.

(4)           The Security Interest does not extend to consumer goods or ULC Shares.

(5)           The Security Interest does not extend or apply to the last day of the term of any lease or sublease of real property or any agreement for a lease or sublease of real property, now held or hereafter acquired by the Obligor, but the Obligor will stand possessed of any such last day upon trust to assign and dispose of it as the Security Agent may reasonably direct.

Section 2.5            Grant of Licence to Use Intellectual Property.

At such time as the Security Agent is lawfully entitled to exercise its rights and remedies under Article 3, the Obligor grants to the Security Agent an irrevocable, nonexclusive licence (exercisable without payment of royalty or other compensation to the Obligor) to use or sublicense or to assign any Intellectual Property in which the Obligor has rights wherever the same may be located, including in such licence access to (i) all media in which any of the licensed items may be recorded or stored, and (ii) all software and computer programs used for compilation or print-out.  The license granted under this Section is to enable the Security Agent to exercise its rights and remedies under Article 3 and for no other purpose.

Section 2.6            Care and Custody of Collateral.

(1)           The Finance Parties have no obligation to keep Collateral in their possession identifiable.

(2)           The Security Agent may, upon the occurrence and continuance of an Event of Default, (i) notify any Person obligated on an Instrument, Security or account to make payments to the Security Agent, whether or not the Obligor was previously making collections on such accounts, chattel paper or instruments, and (ii) assume control of any proceeds arising from the Collateral.  For greater certainty, except where it is a condition for the charge of any such Instrument, Security or account to be valid and enforceable, the Obligor shall not be required to notify any Person who is party to any such Instrument, Security or account that has been charged hereunder that such Instrument, Security or account has been so charged (prior to enforcement of the Security Interest) so long as the Parent notifies the Security Agent in writing that, in the reasonable opinion of the Parent, such notification would be likely to materially prejudice the relationship the Obligor has with such Person.

(3)           The Security Agent has no obligation to collect dividends, distributions or interest payable on, or exercise any option or right in connection with, any Securities or Instruments.  The Security Agent has no obligation to protect or preserve any Securities or Instruments from depreciating in value or becoming worthless and is released from all responsibility for any loss of value.  In the physical keeping of any Securities, the Security Agent is only obliged to exercise the same degree of care as it would exercise with respect to its own Securities kept at the same place.

Section 2.7            Rights of the Obligor.

(1)           Until the occurrence of an Event of Default which is continuing, the Obligor is entitled to (i) vote the Securities that are part of the Collateral provided that, the Obligor shall not be entitled to vote, or otherwise permit or agree to any (a) variation of any rights attaching to or conferred by any of the Securities, (b) increase the issued capital of the entity whose securities are pledged hereunder, which in either case for (a) and (b) above, would, in the reasonable opinion of the Security Agent, prejudice the ability of the Security Agent or the Finance Parties to enforce the Security Interest, and (ii) to receive all dividends and distributions on such Securities.  In order to allow the Obligor to vote any Securities registered in the Security Agent’s name or the name of its nominee, at the request and the expense of the Obligor, the Security Agent will, prior to the Security Interest being enforceable, and may, after the Security Interest is enforceable, execute valid proxies appointing proxyholders to attend and act at meetings of shareholders, and execute resolutions in writing, all pursuant to the relevant provisions of the issuer’s governing legislation.  Upon the occurrence and during the continuance of an Event of Default, all rights of the Obligor to vote (under any proxy given by the Security Agent (or its nominee) or otherwise) or to receive distributions or dividends cease and all such rights become vested solely and absolutely in the Security Agent.

(2)           Any distributions or dividends received by the Obligor contrary to Section 2.7(1) or any other moneys or property received by the Obligor after the Security Interest is enforceable will be received as trustee for the Security Agent and the Finance Parties and shall be immediately paid over to the Security Agent.

Section 2.8            Expenses.

The Obligor is liable for and will pay on demand by the Security Agent any and all Expenses.

ARTICLE 3
ENFORCEMENT

Section 3.1            Enforcement.

The Security Interest shall be and become enforceable against the Obligor upon the occurrence of an Event of Default which is continuing and has not been waived under the Facilities Agreement and which has resulted in the Facility Agent serving a notice under clause 23.16(a) of the Facilities Agreement.

Section 3.2            Remedies.

Whenever the Security Interest is enforceable, the Security Agent may realize upon the Collateral and enforce the rights of the Security Agent and the Finance Parties by:

(a)           entry onto any premises where Collateral consisting of tangible personal property may be located;

(b)           entry into possession of the Collateral by any method permitted by law;

(c)           sale, grant of options to purchase, or lease of all or any part of the Collateral;

(d)           holding, storing and keeping idle or operating all or any part of the Collateral;

(e)           exercising and enforcing all rights and remedies of a holder of the Securities and Instruments as if the Security Agent were the absolute owner thereof (including, if necessary, causing the Collateral to be registered in the name of the Security Agent or its nominee if not already done);

(f)            collection of any proceeds arising in respect of the Collateral;

(g)           collection, realization or sale of, or other dealing with, the accounts;

(h)           license or sublicense, whether on an exclusive or nonexclusive basis, any Intellectual Property for such term and on such conditions and in such manner as the Security Agent in its sole judgment determines (taking into account such provisions as may be necessary to protect and preserve such Intellectual Property);

(i)            instruction to any bank which has entered into a control agreement with the Security Agent to transfer all moneys, Securities and

Instruments held by such depositary bank to an account maintained with or by the Security Agent;

(j)            application of any moneys constituting Collateral or proceeds thereof in accordance with Section 5.11;

(k)           appointment by instrument in writing of a receiver (which term as used in this Agreement includes a receiver and manager) or agent of all or any part of the Collateral and removal or replacement from time to time of any receiver or agent;

(l)            institution of proceedings in any court of competent jurisdiction for the appointment of a receiver of all or any part of the Collateral;

(m)          institution of proceedings in any court of competent jurisdiction for sale or foreclosure of all or any part of the Collateral;

(n)           filing of proofs of claim and other documents to establish claims to the Collateral in any proceeding relating to the Obligor; and

(o)           any other remedy or proceeding authorized or permitted under the Personal Property Security Act (Ontario) or otherwise by law or equity.

Section 3.3            Additional Rights.

In addition to the remedies set forth in Section 3.2 and elsewhere in this Agreement, whenever the Security Interest is enforceable, the Security Agent may:

(a)           require the Obligor, at the Obligor’s expense, to assemble the Collateral at a place or places designated by notice in writing and the Obligor agrees to so assemble the Collateral immediately upon receipt of such notice;

(b)           require the Obligor, by notice in writing, to disclose to the Security Agent the location or locations of the Collateral and the Obligor agrees to promptly make such disclosure when so required;

(c)           require the Obligor to provide notice in writing to any insurer respecting any insurance policy which has been assigned and/or charged in favour of the Security Agent;

(d)           repair, process, modify, complete or otherwise deal with the Collateral and prepare for the disposition of the Collateral, whether on the premises of the Obligor or otherwise;

(e)           redeem any prior security interest against any Collateral, procure the transfer of such security interest to itself, or settle and pass the accounts of the prior mortgagee, chargee or encumbrancer (any accounts to be conclusive and binding on Obligor);

(f)            pay any liability secured by any Encumbrance against any Collateral (the Obligor will immediately on demand reimburse the Security Agent for all such payments);

(g)           carry on all or any part of the business of the Obligor and, to the exclusion of all others including the Obligor, enter upon, occupy and use all or any of the premises, buildings, and other property of or used by the Obligor for such time as the Security Agent sees fit, free of charge, and the Security Agent and the Finance Parties are not liable to the Obligor for any act, omission or negligence in so doing or for any rent, charges, depreciation or damages incurred in connection with or resulting from such action;

(h)           borrow for the purpose of carrying on the business of the Obligor or for the maintenance, preservation or protection of the Collateral and grant a security interest in the Collateral, whether or not in priority to the Security Interest, to secure repayment;

(i)            commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Collateral, and give good and valid receipts and discharges in respect of the Collateral and compromise or give time for the payment or performance of all or any part of the accounts or any other obligation of any third party to the Obligor; and

(j)            at any public sale, and to the extent permitted by law on any private sale, bid for and purchase any or all of the Collateral offered for sale and upon compliance with the terms of such sale, hold, retain and dispose of such Collateral without any further accountability to the Obligor or any other Person with respect to such holding, retention or disposition, except as required by law.  In any such sale to the Security Agent, the Security Agent may, for the purpose of making payment for all or any part of the Collateral so purchased, use any claim for Secured Obligations then due and payable to it as a credit against the purchase price.

Section 3.4            Exercise of Remedies.

The remedies under Section 3.2 and Section 3.3 may be exercised from time to time separately or in combination and are in addition to, and not in substitution for, any other rights of the Security Agent and the Finance Parties however arising or created.  The Security Agent and the Finance Parties are not bound to exercise any right or remedy, and the exercise of rights and remedies is without prejudice to the rights of the Security Agent and the Finance Parties in respect of the Secured Obligations including the right to claim for any deficiency.

Section 3.5            Receiver’s Powers.

(1)           Any receiver appointed by the Security Agent is vested with the rights and remedies which could have been exercised by the Security Agent in respect of the Obligor or the Collateral and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments.  The identity of the receiver, its replacement and its remuneration are within the sole and unfettered discretion of the Security Agent.

(2)           Any receiver appointed by the Security Agent will act as agent for the Security Agent for the purposes of taking possession of the Collateral, but otherwise and for all other purposes (except as provided below), as agent for the Obligor.  The receiver may sell, lease, or otherwise dispose of Collateral as agent for the Obligor or as agent for the Security Agent as the Security Agent may determine in its discretion.  The Obligor agrees to ratify and confirm all actions of the receiver acting as agent for the Obligor, and to release and indemnify the receiver in respect of all such actions.

(3)           The Security Agent, in appointing or refraining from appointing any receiver, does not incur liability to the receiver, the Obligor or otherwise and is not responsible for any misconduct or negligence of such receiver.

Section 3.6            Appointment of Attorney.

The Obligor hereby irrevocably constitutes and appoints the Security Agent (and any officer of the Security Agent) the true and lawful attorney of the Obligor.  As the attorney of the Obligor, the Security Agent has the power to exercise for and in the name of the Obligor with full power of substitution, upon the occurrence and during the continuance of an Event of Default, any of the Obligor’s right (including the right of disposal), title and interest in and to the Collateral including the execution, endorsement, delivery and transfer of the Collateral to the Security Agent, its nominees or transferees, and the Security Agent and its nominees or transferees are hereby empowered to exercise all rights and powers and to perform all acts of ownership with respect to the Collateral to the same extent as the Obligor might do.  This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives, and does not terminate upon, the bankruptcy, dissolution, winding up or insolvency of the Obligor.  This power of attorney extends to and is binding upon the Obligor’s successors and permitted assigns.  The Obligor authorizes the Security Agent to delegate in writing to another Person any power and authority of the Security Agent under this power of attorney as may be necessary or desirable in the opinion of the Security Agent, and to revoke or suspend such delegation.

Section 3.7            Dealing with the Collateral.

(1)           The Security Agent and the Finance Parties are not obliged to exhaust their recourse against the Obligor or any other Person or against any other security they may hold in respect of the Secured Obligations before realizing upon or otherwise dealing with the Collateral in such manner as the Security Agent may consider desirable.

(2)           The Security Agent and the Finance Parties may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Obligor and with other Persons, sureties or securities as they may see fit without prejudice to the Secured Obligations, the liability of the Obligor or the rights of the Security Agent and the Finance Parties in respect of the Collateral.

(3)           Except as otherwise provided by law or this Agreement, the Security Agent and the Finance Parties are not (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Collateral, (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Collateral or for the purpose of preserving any rights of any Persons in respect of the Collateral, (iii) responsible for any loss occasioned by any sale or other dealing with the Collateral or by the retention of or failure to sell or otherwise deal with the Collateral, or (iv) bound to protect the Collateral from depreciating in value or becoming worthless.

Section 3.8                Standards of Sale.

Without prejudice to the ability of the Security Agent to dispose of the Collateral in any manner which is commercially reasonable, the Obligor acknowledges that:

(a)           the Collateral may be disposed of in whole or in part;

(b)           the Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)           any assignee of such Collateral may be the Security Agent, a Finance Party or a customer of any such Person;

(d)           any sale conducted by the Security Agent will be at such time and place, on such notice and in accordance with such procedures as the Security Agent, in its sole discretion, may deem advantageous;

(e)           the Collateral may be disposed of in any manner and on any terms necessary to avoid violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that the prospective bidders and purchasers have certain qualifications, and restrict the prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of the Collateral) or in order to obtain any required approval of the disposition (or of the resulting purchase) by any governmental or regulatory authority or official;

(f)            a disposition of the Collateral may be on such terms and conditions as to credit or otherwise as the Security Agent, in its sole discretion, may deem advantageous; and

(g)           the Security Agent may establish an upset or reserve bid or price in respect of the Collateral.

Section 3.9            Dealings by Third Parties.

(1)           No Person dealing with the Security Agent, any of the Finance Parties or an agent or receiver is required to determine (i) whether the Security Interest has become enforceable, (ii) whether the powers which such Person is purporting to exercise have become exercisable, (iii) whether any money remains due to the Security Agent or the Finance Parties by the Obligor, (iv) the necessity or expediency of the stipulations and conditions subject to which any sale or lease is made, (v) the propriety or regularity of any sale or other dealing by the Security Agent or any Finance Party with the Collateral, or (vi) how any money paid to the Security Agent or the Finance Parties has been applied.

(2)           Any bona fide purchaser of all or any part of the Collateral from the Security Agent or any receiver or agent will hold the Collateral absolutely, free from any claim or right of whatever kind, including any equity of redemption, of the Obligor, which it specifically waives (to the fullest extent permitted by law) as against any such purchaser together with all rights of redemption, stay or appraisal which the Obligor has or may have under any rule of law or statute now existing or hereafter adopted.

Section 3.10         Registration Rights.

If the Security Agent determines to exercise its right to sell any or all of the Securities that are Collateral, and if in the opinion of the Security Agent it is necessary or advisable to have any such Securities:

(a)           qualified for distribution by prospectus pursuant to the applicable securities legislation in any or all provinces and territories of Canada, the Obligor will cause the issuer thereof to (i) use its best efforts to file, and obtain a receipt from the applicable securities regulatory authorities, for a preliminary and final prospectus offering for sale such number of Securities as the Security Agent directs; and (ii) execute and deliver, and cause the directors and officers of such issuer to execute and deliver, all such certificates, instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Security Agent, necessary or advisable to qualify such Securities for distribution by prospectus pursuant to the applicable securities legislation in any or all provinces of Canada; or

(b)           sold or registered under the provisions of the U.S. Securities Act of 1933, as amended, the Obligor will cause the issuer thereof to (i) execute and deliver, and cause the directors and officers of such issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Security Agent, necessary or advisable to register the Securities pledged hereunder, or that portion thereof to be sold, under the provisions of the U.S. Securities Act of 1933, as amended, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Securities pledged hereunder, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Security Agent, are necessary or advisable, all in conformity with the requirements of the U.S. Securities Act of 1933, as amended, and the rules and regulations applicable thereto.

The Obligor agrees to cause such issuer to comply with the provisions of the securities legislation in effect in any or all of the provinces of Canada, the U.S. Securities Act of 1933, as amended, and the securities or “Blue Sky” laws of any jurisdictions outside Canada, in each case, which the Security Agent designates.

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.1            General Representations, Warranties and Covenants.

The Obligor represents and warrants and covenants and agrees, acknowledging and confirming that the Security Agent and each Finance Party is relying on such representations, warranties, covenants and agreements, that:

(a)           Continuous Perfection.  Schedule        sets out the Obligor’s place of business or, if more than one, the Obligor’s chief executive office.  Such place of business or chief executive office, as the case may be, has been located at such address for the 60 days immediately preceding the date of this Agreement.  Schedule        also sets out the address at which the books and records of the Obligor are located, the address at which senior management of the Obligor are located and conduct their deliberations and make their decisions with respect to the business of the Obligor and the address from which the invoices and accounts of the Obligor are issued.  The Obligor will not change the location of any of these items, people or addresses without providing at least 30 days prior written notice to the Security Agent.  The Obligor will not change its name (including any French form of its name) in any manner without providing at least 30 days prior written notice to the Security Agent.

(b)           Securities and Instruments.

(i)            Schedule        lists all Securities and Instruments owned or held by the Obligor on the date of this Agreement.

(ii)           Securities and Instruments that are Collateral have been, where applicable, duly and validly issued and acquired and are fully paid and non-assessable.  Schedule        sets out, for each class of Securities listed in the schedule, the percentage amount that such Securities represent of all issued and outstanding Securities of that class.

(iii)          Except as described in Schedule       , no transfer restrictions apply to the Securities and Instruments listed in Schedule        except for those described in Schedule       .  The Obligor has delivered to the Security Agent copies of all shareholder, partnership or trust agreements applicable to each issuer of such Securities and Instruments which are in the Obligor’s possession or control.

(iv)          No Person has or will have any written or oral option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement to acquire any right or interest in any of the Securities and Instruments that are Collateral.

(v)           The Securities and Instruments that are Collateral constitute, where applicable, the legal, valid and binding obligation of the obligor of such Securities and Instruments, enforceable in accordance with their terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, fraudulent conveyance, arrangement, reorganization or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies.

(vi)          Such Securities and the proceeds from them are not subject to any prior Encumbrance or any agreement purporting to grant to any third party a Encumbrance on the property or assets of the Obligor which would include the Securities, other than Permitted Encumbrances.  The Security Agent is entitled to all the rights, priorities and benefits afforded by the Personal Property Security Act (Ontario) or other relevant personal property securities legislation as enacted in any relevant jurisdiction to perfect security interests in respect of such Collateral.

(c)           Status of Accounts Collateral.  The Obligor will maintain books and records pertaining to the Collateral in such detail, form and scope as the Security Agent reasonably requires, and keep all originals of the chattel paper which evidence accounts at locations specified on Schedule       .  The Obligor will immediately notify the Security Agent if any account in excess of $100,000 arises out of contracts with any Governmental Entity, and execute any instruments and take any steps required by the Security Agent in order that all moneys due or to become due under the contract are assigned to the Security Agent and notice of such assignment is given to the Governmental Entity.  The Obligor will also immediately notify the Security Agent if any account is with an account debtor located outside of Canada.

(d)           Additional Security Perfection and Protection of Security Interest.  The Obligor will grant to the Security Agent, for the benefit of the Finance Parties, security interests, assignments, mortgages, charges, hypothecations and pledges in such property and undertaking of the Obligor that is not subject to a valid and perfected first ranking security interest (subject only to Permitted Encumbrances) constituted by the Security Documents, in each relevant jurisdiction as determined by the Security Agent.  The Obligor will perform all acts, execute and deliver all agreements and documents and take such other steps as are requested by the Security Agent at any time to register, file, signify, publish, perfect, maintain, protect, and enforce the Security Interest including: (i) executing, recording and filing of financing or other statements, and paying all taxes, fees and other charges payable, (ii) placing notations on its books of account to disclose the Security Interest, (iii) delivering acknowledgements, confirmations and subordinations that may be necessary to ensure that the Security Documents constitute a valid and perfected first ranking security interest (subject only to Permitted Encumbrances), and (iv) delivering opinions of counsel in respect of matters contemplated by this paragraph.  The documents and opinions contemplated by this paragraph must be in form and substance satisfactory to the Security Agent.

(e)           Insurance.  The Obligor shall use its reasonable best efforts to procure that the Security Agent is named as an additional insured and first loss payee with respect to each insurance policy maintained by the Obligor and by each of its affiliates.

Section 4.2            Representations, Warranties and Covenants Concerning Intellectual Property.

The Obligor represents and warrants and covenants and agrees, acknowledging and confirming that the Security Agent and each Finance Party is relying on such representations, warranties, covenants and agreements, that:

(a)           Schedule        lists all Registrable Intellectual Property that is owned by the Obligor on the date of this Agreement.

(b)           All Registrable Intellectual Property of the Obligor is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the Intellectual Property rights of any other Person.

(c)           The Obligor will take all reasonable and necessary steps, including in any proceeding before the Canadian Intellectual Property Office or any similar Governmental Entity of any jurisdiction, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Registrable Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(d)           In the event that any material Intellectual Property of the Obligor is infringed, misappropriated or diluted by a third party, the Obligor will (i) take such actions as the Obligor reasonably deems appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Security Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

(e)           Immediately upon the request of the Security Agent, the Obligor will furnish the Security Agent in writing the description of all Registrable Intellectual Property or applications for Registrable Intellectual Property of the Obligor.  The Obligor will deliver to the Security Agent a copy of the certificate of registration of, or application for, such Registrable Intellectual Property with a Confirmation of Security Interest in the form of Schedule        in respect of such Registrable Intellectual Property confirming the assignment for security of such Registrable Intellectual Property to the Security Agent and immediately make all such filings, registrations and recordings as are necessary or appropriate to perfect the Security Interest granted to the Security Agent in the Registrable Intellectual Property.

ARTICLE 5
GENERAL

Section 5.1            Notices.

Any notices, directions or other communications provided for in this Agreement must be in writing and given in accordance with the Facilities Agreement.

Section 5.2            Discharge.

(1)           The Security Interest shall be discharged upon (i) the Secured Liabilities being discharged in full and none of the Finance Parties being under any further actual or contingent obligation to make Advances or provide other financial accommodations to the Obligor under the Finance Documents.  Upon discharge of the Security Interest and at the request and expense of the

Obligor, the Security Agent will execute and deliver to the Obligor such financing statements and other documents or instruments as the Obligor may reasonably require and the Security Agent will redeliver to the Obligor, or as the Obligor may otherwise direct the Security Agent, any Collateral in its possession.

(2)           In connection with (a) any Permitted Disposal of any Collateral, (b) any sale or other disposition of any Collateral otherwise permitted by the Facilities Agreement, (c) any sale or other disposition of any Collateral where the Security Agent has consented to the disposal pursuant to the Facilities Agreement, (d) any sale or any other disposition of any Collateral pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback permitted by the Facilities Agreement to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback take place, or (e) the creation of any Encumbrance permitted by paragraph (w) of the definition of Permitted Encumbrances in the Facilities Agreement, the Security Agent shall, at the request and cost of the Obligor, release such Collateral, provided that, (i) to the extent that the disposal of such Collateral is a Permitted Disposal or a sale or disposition otherwise permitted by the Facilities Agreement, such Collateral shall be declared to be automatically released from the Security Interest hereof with effect from the day of such disposal and the Security Agent shall do all such acts which are reasonably requested by the Obligor in order to release such Collateral, and (ii) in the case of part (e) of this Section 5.2(2), such release of such Collateral from the Security Interest hereof shall not extend to any Collateral which forms part of the A1 Borrowing Base, the A2 Borrowing Base or the C Borrowing Base.

(3)           In connection with security over Shareholder Subordinated Loans, in the event that such a Shareholder Subordinated Loan is converted into share capital or other equity interests of the Parent as permitted under the Facilities Agreement, such Shareholder Subordinated Loan shall be declared to be automatically released from the Security Interest hereof with effect from the day of such conversion and the Security Agent shall do all such acts which are reasonably requested by the Obligor in order to release such Shareholder Subordinated Loan, provided that such release shall be contemporaneous with the granting of a new Security Interest over such share capital or other equity interests of the Parent in favour of the Security Agent (and the Finance Parties to the extent required by applicable local law) on substantially the same terms as the pledge of Securities herein.

Section 5.3            No Merger, Survival of Representations and Warranties.

This Agreement does not operate by way of merger of any of the Secured Obligations and no judgment recovered by the Security Agent or any of the Finance Parties will operate by way of merger of, or in any way affect, the Security Interest, which is in addition to, and not in substitution for, any other security now or hereafter held by the Security Agent and the Finance Parties in respect of the Secured Obligations.  The representations, warranties and covenants of the Obligor in this Agreement survive the execution and delivery of this Agreement and any advances under the Facilities Agreement.  Notwithstanding any investigation made by or on behalf of the Security Agent or the Finance Parties the covenants, representations and warranties continue in full force and effect.

Section 5.4            Further Assurances.

The Obligor will do all acts and things and execute and deliver, or cause to be executed and delivered, all documents and instruments that the Security Agent may require and take all further steps relating to the Collateral or any other property or assets of the Obligor that the Security Agent may require for (i) protecting the Collateral, (ii) perfecting the Security Interest, and (iii) exercising all powers, authorities and discretions conferred upon the Security Agent.  After the Security Interest becomes enforceable, the Obligor will do all acts and things and execute and deliver all documents and instruments that the Security Agent may require for facilitating the sale or other disposition of the Collateral in connection with its realization.

Section 5.5            Supplemental Security.

This Agreement is in addition to, without prejudice to and supplemental to all other security now held or which may hereafter be held by the Security Agent or the Finance Parties.

Section 5.6            Successors and Assigns.

This Agreement is binding on the Obligor, its successors and assigns, and enures to the benefit of the Security Agent, the Finance Parties and their respective successors and assigns.  This Agreement may be assigned by the Security Agent without the consent of, or notice to, the Obligor, to such Person as the Security Agent may determine and, in such event, such Person will be entitled to all of the rights and remedies of the Security Agent as set forth in this Agreement or otherwise.  In any action brought by an assignee to enforce any such right or remedy, the Obligor will not assert against the assignee any claim or defence which the Obligor now has or may have against the Security Agent or any of the Finance Parties.  The Obligor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Security Agent which may be unreasonably withheld.

Section 5.7            Amalgamation.

The Obligor acknowledges and agrees that in the event it amalgamates with any other corporation or corporations, it is the intention of the parties that the Security Interest (i) subject to Section 2.4, extends to: (A) all of the property and undertaking that any of the amalgamating corporations then owns, (B) all of the property and undertaking that the amalgamated corporation thereafter acquires, (C) all of the property and undertaking in which any of the amalgamating corporations then has any interest and (D) all of the property and undertaking in which the amalgamated corporation thereafter acquires any interest; and (ii) secures the payment and performance of all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by each of the amalgamating corporations and the amalgamated corporation to the Finance Parties in any currency, however or wherever incurred, and whether incurred alone or jointly with another or others and whether as principal, guarantor or surety and whether incurred prior to, at the time of or subsequent to the amalgamation.  The Security Interest attaches to the additional collateral at the time of amalgamation and to any collateral thereafter owned or acquired by the amalgamated corporation when such becomes owned or is acquired.  Upon any such amalgamation, the defined term “Obligor” means, collectively, each of the amalgamating corporations and the amalgamated corporation, the defined term “Collateral” means all of the property and undertaking and interests described in (i) above, and the defined term “Secured Obligations” means the obligations described in (ii) above.

Section 5.8            Severability.

If any court of competent jurisdiction from which no appeal exists or is taken, determines any provision of this Agreement to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Section 5.9            Amendment.

This Agreement may only be amended, supplemented or otherwise modified by written agreement executed by the Security Agent (with the consent of the required Finance Parties as stipulated by the Facilities Agreement) and the Obligor.

Section 5.10         Waivers, etc.

(1)           No consent or waiver by the Security Agent or the Finance Parties in respect of this Agreement is binding unless made in writing and signed by an authorized officer of the Security Agent (with the consent of the required Finance Parties as stipulated by the Facilities Agreement).  Any consent or waiver given under this Agreement is effective only in the specific instance and for the specific purpose for which given.  No waiver of any of the provisions of this Agreement constitutes a waiver of any other provision.

(2)           A failure or delay on the part of the Security Agent or the Finance Parties in exercising a right under this Agreement does not operate as a waiver of, or impair, any right of the Security Agent or the Finance Parties however arising.  A single or partial exercise of a right on the part of the Security Agent or the Finance Parties does not preclude any other or further exercise of that right or the exercise of any other right by the Security Agent or the Finance Parties.

Section 5.11         Application of Proceeds of Security.

All monies collected by the Security Agent upon the enforcement of the Security Agent’s or the Finance Parties’ rights and remedies under the Security Documents and the Encumbrances created by them including any sale or other disposition of the Collateral, together with all other monies received by the Security Agent and the Finance Parties under the Security Documents, will be applied, following the application thereof to pay any unsatisfied Euro MTN Obligations, as provided in the Intercreditor Deed.  To the extent any other Finance Document requires proceeds of collateral under such Finance Document to be applied in accordance with the provisions of this Agreement, the Security Agent or holder under such other Finance Document shall apply such proceeds in accordance with this Section.

Section 5.12         Conflict.

In the event of any conflict between the provisions of this Agreement and the provisions of the Facilities Agreement which cannot be resolved by both provisions being complied with, the provisions contained in the Facilities Agreement will prevail to the extent of such conflict.

Section 5.13         Governing Law.

(1)           This Agreement will be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(2)           The Obligor irrevocably attorns and submits to the exclusive jurisdiction of any court of competent jurisdiction of the Province of Ontario sitting in Toronto, Ontario in any action or proceeding arising out of or relating to this Agreement.  The Obligor irrevocably waives objection to the venue of any action or proceeding in such court or that such court provides an inconvenient forum.  Nothing in this Section limits the right of the Security Agent to bring proceedings against the Obligor in the courts of any other jurisdiction.

(3)           The Obligor hereby irrevocably consents to the service of any and all process in any such action or proceeding by the delivery of copies of such process to the Obligor at 5403 Eglinton Avenue West, Etobicoke, Ontario, M9C 5K6.  Nothing in this Section affects the right of the Security Agent to serve process in any manner permitted by law.

Section 5.14         Application of Saskatchewan Law.

(1)           The Land Contracts (Actions) Act (Saskatchewan) shall have no application to any action, as defined therein, with respect to this Agreement.

(2)           The Limitation of Civil Rights Act (Saskatchewan) shall have no application to (i) this Agreement, (ii) any mortgage, charge or other security for the payment of money made, given or created by this Agreement, (iii) any agreement or instrument renewing or extending or collateral to this Agreement or any mortgage, charge or other security referred to or mentioned in (ii) above, or (iv) the rights, powers or remedies of the Security Agent under this Agreement or any mortgage, charge, other security, agreement or instrument referred to or mentioned in (ii) or (iii) above.

Section 5.15         English Language.

The parties to this Agreement have agreed that this Agreement as well as any document or instrument relating to it be drawn up in English only but without prejudice to any such document or instrument which may from time to time be drawn up in French only or in both French and English.  Les parties aux présentes ont convenu que la présente Convention ainsi que tous autres actes ou documents s’y rattachant soient rédigés en anglais seulement mais sans préjudice à tous tels actes ou documents qui pourraient à l’occasion être rédigés en français seulement ou à la fois en anglais et en français.

IN WITNESS WHEREOF the Obligor has executed this Agreement.

1677932 ONTARIO LIMITED

Per:	/s/ Authorized Signatory
Authorized Signatory